News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact:  Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Releases Store Locations

SAN ANTONIO, TX - March 31, 2003 - Luby's, Inc. (NYSE: LUB) earlier today announced the implementation of a two-year business plan designed to return the Company to profitability by closing underperforming stores and returning to a primary focus on the Company's Texas markets. Following is a list of locations that will be closed as part of the first phase of the plan. The last day of operation at the affected Texas locations is March 31, 2003, and the last day of operation for the non-Texas locations is April 3, 2003.

City and State	Address
Dallas, TX	2377 Stemmons Trail
Dallas, TX	12230 Forestgate Drive
Greenville, TX	7600 Wesley Street
Sherman, TX	3113 Highway 75 North
San Antonio, TX	4300 Thousand Oaks Drive
Grand Prairie, TX	980 West Pioneer Parkway
McKinney, TX	920 North Central Expressway
Irving, TX	2250 Walnut Hill Lane
Tyler, TX	2829 West Northwest Loop 323
Mesquite, TX	24315 L.B.J. Freeway
Garland, TX	3255 Broadway Boulevard
Arlington, TX	701 North Watson Street
Orange, TX	4040 IH-10 West
Houston, TX	6704 Highway 6 South
Lewisville, TX	2401 South Stemmons Freeway
Fort Smith, AR	6201-A Rogers Avenue
Phoenix, AZ	601 West Bell Road
Tucson, AZ	7140 East Rosewood Street
Mesa, AZ	1404 South Longmore Street
Glendale, AZ	5285 West Bell Road
Oklahoma City, OK	3800 North MacArthur Boulevard
Tulsa, OK	115 East 15th Street South
Tulsa, OK	3140 South Garnett Road
Memphis, TN	5240 Summer Avenue
Memphis, TN	6705 Winchester Road

The following locations have already closed:

Amarillo, TX (closed first week of March)	2101 South Coulter Drive
El Paso, TX (closed first week of March)	7825 North Mesa Street
Fort Worth, TX (closed March 24)	7624 Grapevine Trail
Albuquerque, NM (closed first week of March)	4710 Montgomery Boulevard
Nashville, TN (closed first week of March)	1501 Gallatin Pike North

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service.  After the restructuring, the Company will operate approximately 140 restaurants in Austin, Dallas, Houston, the Rio Grande Valley, San Antonio, and other Texas and out-of-state locations.  This press release, the Company's most recent periodic filings, store directions and locations, Company historical information, procedures for ordering dining cards, and other information can be found on the Company's website, www.lubys.com.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions; the impact of competition; the success of operating initiatives, changes in the cost and supply of food, labor, and other operating expenses; the seasonality of the Company's business, taxes, inflation, and governmental regulations; the cooperation of the Company's lenders and the availability of credit; as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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